UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

General Electric Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2007

Annual Meeting

and

Proxy Statement

In accordance with our security procedures, all persons attending the 2007 Annual Meeting must present an admission card and picture identification.

Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

February     , 2007

Dear Shareowner,

You are invited to attend the 2007 Annual Meeting of Shareowners to be held on Wednesday, April 25, in Greenville, South Carolina.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Jeffrey R. Immelt

Chairman of the Board

Contents

1.	Notice of 2007 Annual Meeting of Shareholders

2.	Proxy Statement

3.	Election of Directors

4.	General Information

5.	Executive Compensation

6.	Ratification of Selection of Independent Auditor

7.	Proposal to Approve GE 2007 Long-Term Incentive Plan

8.	Proposal to Approve Material Terms of Senior Officer Performance Goals

9.	Proposal to Approve Majority Voting for the Election of Directors in Non-Contested Elections

10.	Shareowner Proposals

11.	Additional Information

Notice of 2007 Annual Meeting of Shareowners

10:00 a.m., April 25, 2007

Palmetto Expo Center

One Exposition Avenue

Greenville, South Carolina 29607

February     , 2007

To the Shareowners:

General Electric Company’s 2007 Annual Meeting of Shareowners will be held at the Palmetto Expo Center, One Exposition Avenue, Greenville, South Carolina 29607, on April 25, 2007, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE’s business operations, shareowners will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of the independent auditor for 2007;

(c)	approval of an amendment to the company’s certificate of incorporation adopting majority voting in non-contested director elections;

(d)	approval of the GE 2007 Long-Term Incentive Plan;

(e)	approval of material terms of senior officers’ performance goals to qualify as performance-based compensation; and

(f)	shareowner proposals set forth at pages through in the accompanying proxy statement.

Shareowners of record at the close of business on February 26, 2007 will be entitled to vote at the meeting and any adjournments.

Brackett B. Denniston III

Secretary

Proxy Statement

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2007 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about February     , 2007.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.

Election of Directors

At the 2007 Annual Meeting, 16 directors are to be elected to hold office until the 2008 Annual Meeting and until their successors have been elected and have qualified. The 16 nominees for election at the 2007 Annual Meeting are listed on pages      to     , with brief biographies. They are all now GE directors. The Board of Directors has determined that the following 12 directors satisfy the New York Stock Exchange’s definition of independent director and GE’s more stringent director independence guidelines: James I. Cash, Jr., Ann M. Fudge, Claudio X. Gonzalez, Susan Hockfield, Andrea Jung, A.G. Lafley, Robert W. Lane, Ralph S. Larsen, Rochelle B. Lazarus, Sam Nunn, Robert J. Swieringa and Douglas A. Warner III. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

GE is seeking shareowner approval of an amendment to the company’s certificate of incorporation adopting majority voting, that, if approved by shareowners, would apply in non-contested director elections following the 2007 Annual Meeting. For a description of the proposal, see page     .

James I. Cash, Jr., 59, Retired James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Massachusetts. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, Wal-Mart Stores, Inc., and Phase Forward, Inc. He also serves as a trustee of the Bert King Foundation, Massachusetts General Hospital, and Partners Healthcare.

Sir William M. Castell, 59, Former Vice Chairman, General Electric Company. Director since 2004.

A graduate of the City of London College, Sir William joined Amersham plc in 1989 as Chief Executive. After GE acquired Amersham plc in April 2004, Sir William was appointed a vice chairman of the General Electric Company and became the CEO of GE Healthcare, the combination of the Amersham and the GE Medical businesses and, in July 2005, became the chairman of GE Healthcare. In April 2006 Sir William retired as a vice chairman of GE. Sir William was knighted in 2000 for services to the life sciences industry. He served in the United Kingdom from 1998 to 2003 as chairman of The Prince’s Trust, a charity set up by the Prince of Wales in 1976. Sir William is currently chairman of the Wellcome Trust, a non-executive director of British Petroleum plc and a trustee of London’s Natural History Museum. Sir William is an honorary fellow of Green College Oxford and an honorary fellow of the Academy of Medical Sciences. He has received honorary degrees from the University of Cardiff, King’s College University of London, Brunel University and the University of Oxford.

Ann M. Fudge, 55, Former Chairman and Chief Executive Officer, Young & Rubicam Brands, global marketing communications network, New York, New York. Director since 1999.

Ms. Fudge received a BA degree from Simmons College and an MBA from Harvard University. Ms. Fudge served as the chairman and chief executive officer of Young & Rubicam from 2003 to 2006. Prior to joining Young & Rubicam, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Catalyst and The Rockefeller Foundation and is on the board of overseers of Harvard University.

Claudio X. Gonzalez, 72, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc. and Investment Co. of America.

Susan Hockfield, 55, President of the Massachusetts Institute of Technology, Cambridge, Massachusetts. Director since 2006.

A graduate of the University of Rochester, Dr. Hockfield received her PhD in neuroscience from the Georgetown University School of Medicine. Following a postdoctoral fellowship at the University of California at San Francisco, she joined the scientific staff at the Cold Spring Harbor Laboratory in 1980. In 1985 Dr. Hockfield joined the faculty of Yale University, where she went on to serve as dean of the Graduate School of Arts and Sciences from 1998 to 2002 and as provost from 2003 to 2004. President of MIT since 2004, Dr. Hockfield is also a trustee of the Carnegie Corporation of New York and of the Woods Hole Oceanographic Institution.

Jeffrey R. Immelt, 51, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He subsequently became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also a director of the Federal Reserve Bank of New York.

Andrea Jung, 48, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, New York. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a global beauty company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief operating officer from 1998 to 1999, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of Catalyst and a member and former chairman of the Cosmetic, Toiletry and Fragrance Association.

Alan G. (A.G.) Lafley, 59, Chairman of the Board, President and Chief Executive, Procter & Gamble Company, personal and household products, Cincinnati, Ohio. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College and an MBA from Harvard University, following which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995 and, in 1999, president of global beauty care and North America. He was elected president and chief executive officer in 2000 and chairman of the board in 2002. He serves on the board of trustees of Hamilton College, the board of directors of Dell Inc., and is a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences), The Business Roundtable and The Business Council.

Robert W. Lane, 57, Chairman of the Board and Chief Executive Officer, Deere & Company, agricultural and forestry equipment, Moline, Illinois. Director since 2005.

A graduate of Wheaton College, Mr. Lane also holds an MBA from the University of Chicago. Mr. Lane joined Deere & Company in 1982 following a career in global banking, and has served Deere in leadership positions in its global construction equipment and agricultural divisions as well as at Deere Credit, Inc. He also has served as Deere’s chief financial officer and president, and was elected chairman and chief executive officer in August 2000. Mr. Lane is a director of Verizon Communications Inc.

Ralph S. Larsen, 68, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, New Jersey. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is also a director of Xerox Corporation and a trustee of the Robert Wood Johnson Foundation.

Rochelle B. Lazarus, 59, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, New York. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996 and chairman in 1997. Ms. Lazarus also serves as a director of Merck & Co., New York Presbyterian Hospital, American Museum of Natural History and the World Wildlife Fund, and is a member of the board of overseers of Columbia Business School.

Sam Nunn, 68, Co-Chairman and Chief Executive Officer, Nuclear Threat Initiative, Washington, D.C. Director since 1997.

After attending the Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School. He practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate’s Permanent Subcommittee on Investigations before retiring in 1997. He was a partner at King & Spalding from 1997 through 2003. He is the co-chairman and CEO of the Nuclear Threat Initiative and the chairman of the board of the Center for Strategic and International Studies. Mr. Nunn is a distinguished professor at the Sam Nunn School of International Affairs at Georgia Tech. He is also a director of Chevron Corporation, The Coca-Cola Company and Dell Inc.

Roger S. Penske, 70, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., Detroit, Michigan. Director since 1994.

After attending Lehigh University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also a director of Universal Technical Institute, Inc. He is a director of Detroit Renaissance, Inc., chairman of Downtown Detroit Partnership and a member of The Business Council.

Robert J. Swieringa, 64, Anne and Elmer Lindseth Dean and Professor of Accounting, S.C. Johnson Graduate School of Management, Cornell University, Ithaca, New York. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College, an MBA in accounting and economics from the University of Denver and a PhD in accounting and complex organizations from the University of Illinois. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale’s School of Management before becoming the ninth dean of the S.C. Johnson Graduate School of Management in 1997. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

Douglas A. Warner III, 60, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, investment banking, New York, New York. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc. and Motorola, Inc., a member of the board of counselors of The Bechtel Group, Inc., chairman of the board of managers and the board of overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council, a trustee of the Pierpont Morgan Library, and a member of the Yale Investment Committee.

Robert C. Wright, 63, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman and Chief Executive Officer of NBC Universal, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services and, in 1986, was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was elected chairman and chief executive officer of NBC and vice chairman of the board and executive officer of GE. In 2004, he became chairman and CEO of NBC Universal, Inc.

General Information

[to be included in Definitive Proxy Statement]

Executive Compensation

[to be included in Definitive Proxy Statement]

Ratification of Selection of Independent Auditor

[to be included in Definitive Proxy Statement]

Proposal to Approve GE 2007 Long-Term Incentive Plan

[to be included in Definitive Proxy Statement]

Proposal to Approve Material Terms of Senior Officer Performance Goals

[to be included in Definitive Proxy Statement]

Proposal to Approve Majority Voting for the Election of Directors in Non-Contested Elections

The Board of Directors recommends that shareowners approve an amendment to the company’s certificate of incorporation requiring a majority vote for the election of directors.

New York business corporation law provides that, unless otherwise specified in a company’s certificate of incorporation, a director is elected by a plurality of the votes cast. GE’s certificate of incorporation does not specify the voting standard required in director elections, so GE directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority including withheld votes.

In 2006, GE adopted as GE policy a form of majority voting for non-contested director elections, implementing this policy through a bylaw amendment. Under this policy, directors continue to be elected by a plurality vote, but the bylaw requires a director nominee who receives a greater number of “withheld” votes than “for” votes, must immediately tender his or her resignation from the Board. The Board then would decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting. Absent a compelling reason for the director to remain on the Board, the Board would accept the resignation. The Board’s explanation of its decision would be promptly disclosed in a Form 8-K report filed with the Securities and Exchange Commission.

To further strengthen this majority voting approach, the Board has authorized, and recommends that shareowners approve, an amendment to GE’s certificate of incorporation that would specify that director nominees in a non-contested election would be elected by a majority vote. Under this provision, each vote is specifically counted “for” or “against” the director’s election, and will further enhance the accountability of each director to GE’s shareowners. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareowners will also be entitled to abstain with respect to the election of a director.

In accordance with New York law, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

Under New York law, shareowners must approve an amendment to the company’s certificate of incorporation to change the voting standard in director elections. If the proposed amendment is approved, a new paragraph will be added to Section 6 of GE’s certificate of incorporation that reads as follows:

“The vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election shall be considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.”

If approved, this amendment will become effective upon the filing with the New York Department of State of a certificate of amendment of GE’s certificate of incorporation. GE would make such a filing promptly after the annual meeting.

Upon approval of this proposal and the filing of the certificate of amendment, the Board will amend GE’s bylaws to conform its director resignation policy to the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election to tender his or her resignation to the Board. Under New York law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent shareowner vote or his or her earlier resignation or removal by a shareowner vote. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the board currently uses pursuant to the existing majority vote policy.

Our Board of Directors therefore recommends a vote FOR the proposal to approve majority voting for the election of directors in non-contested elections.

Shareowner Proposals

The following shareowner proposals will be voted on at the 2007 Annual Meeting only if properly presented by or on behalf of the shareowner proponent. Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote on each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareowner proponents will be supplied upon oral or written request.

•	Shareowner Proposal No. 1 – Cumulative Voting

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, has notified us that she intends to present the following proposal at this year’s meeting:

“RESOLVED: “That the stockholders of GE, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

“REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 1,414,418,654 shares, representing approximately 22.3% of shares voting, voted FOR my resolution.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 2 – Curb Over-Extended Directors

William Steiner, 112 Abbotsford Gate, Piermont, NY 10968, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“RESOLVED: Curb Over-Extended Directors. Shareholders request that board service for our Directors be limited to a total of 3 directorships. One exception would be that fully-retired directors could serve on a maximum of 5 boards. These provisions to be included in our bylaws if practicable.

“Our company is in very complex and diverse businesses and consequently we should expect our directors to have the time for a special commitment to our company – and not be overextended by excessive commitments to other companies. Furthermore our 15-member board is unwieldy due to its size and thus could drift toward CEO-domination.

“Although our directors received notice of our concern for their being over-extended, in the form of shareholder proposals in 2004, 2005 and 2006, three of our directors still served on 5 to 10 boards each in 2006. The 2006 edition of this proposal won the highest vote of any 2006 GE shareholder proposal.

“GE Director Claudio Gonzalez was super-sized in over-extension with his 10 board seats in 2006. Mr. Gonzalez was also rated a “problem director” in 2005 by The Corporate Library (TLC) http://www.thecorporatelibrary.com/ an independent investment research firm. Reason: Mr. Gonzalez chaired the executive compensation committee at Home Depot, which received a CEO Compensation rating of “F” by TCL in 2005. Home Depot still had an “F” rating in corporate governance in 2006. Furthermore Mr. Gonzalez was an active CEO which connotes over-commitment concerns by itself. Mr. Gonzalez was additionally over-committed with service on 3 of our board’s key Committees: Audit, Compensation and Nomination.

“Mr. Gonzalez’s Compensation Committee service could have contributed to our company’s “High Concern” rating in executive compensation. Additionally, Mr. Gonzalez received 10-times the number of against-votes at our 2006 annual meeting compared to some of his fellow GE board members.

“GE Director Samuel Nunn held 5 board seats, including three companies which had 2006 corporate governance ratings of “D” or “F” by The Corporate Library. This included Coca-Cola (KO) and Total System Services (TSS). Furthermore Mr. Nunn served on our Compensation Committee rated “High Concern.”

“GE Director James Cash held 5 board seats and was on our key audit committee. Thus 40% of our key Audit Committee members (Mr. Cash and Mr. Gonzalez) each held 5 or 10 board seats each.

“Make sure that the directors aren’t so busy serving on other corporate boards that they don’t have time for the company whose shares you own.” See “Take on the Street” by Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001.

“Curb Over-Extended Directors

“Yes on 2”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 3 – One Director from the Ranks of Retirees

Kevin Mahar, 33 Rockwood Road, Lynnfield, MA 01940, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“Resolved: One Director from the Ranks of Retirees. Shareholders recommend that our Board of Directors adopt a policy that each year our Board nominate one Director candidate for our Company’s Board of Directors who is a non-executive retiree of our company.

“The substantial number of shares held by the 205,000 General Electric retirees suggests that representation on the Board would be appropriate. A retiree would bring a unique perspective along with increased balance to the Board’s deliberations. With 15 director positions on our board there is clearly room for one retiree director.

“By adopting this resolution, we will have the benefit of a director candidate with independence from company management and simultaneously add to the diversity of the Board.

One retiree director could help correct an injustice concerning older retirees who get only an $18 per month pension. Correcting this injustice could improve the morale of all retirees and even current employees.

“Older retirees are not covered under a 2003 union contract for most retirees giving a minimum pension of $33 a month times the retiree’s years of service. There are over 57,000 older retirees who could qualify for that $33 minimum. The shame of it all is that the GE pension trust is worth over $49 billion dollars with a surplus of over $9 billion. Correcting this injustice would cost about $250 million a year from the surplus. The amount from the surplus will diminish each year because these retirees are passing away.

“Our former Chairman Jack Welch said that GE retirees are the largest block of shareowners in our company. Consequently their interests are aligned with the interests of our company. Accordingly the largest block of shareowners should be represented on our board.

“One Director From the Ranks of Retirees

“Yes on 3”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 4 – Independent Board Chairman

Helen Quirini, 2917 Hamburg Street, Schenectady, New York 12303, has notified us that she or her representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“RESOLVED: Shareholders request that our Board establish a rule (specified in our charter or bylaws if practicable) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

“This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

“The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

“It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library, http://www.thecorporatelibrary.com/ an independent research firm rated our company:

“D” in Corporate Governance.

“High Concern” in Executive Pay.

“High” in Overall Governance Risk Assessment

•	We had no Independent Chairman — Independent oversight concern.
•	Cumulative voting was not allowed.
•	We had 15 directors — Unwieldy board concern and potential for CEO dominance.
•	There were too many active CEOs on our board (10) — Independence concern and CEO over-commitment concern.
•	We had 3-insiders on our board — Independence concern.
•	One director, Mr. Penske had non-director relationships with our company — Independence concern.

“Additionally:

•	Our directors still had a $1 million gift program—Independence concern.
•	Our following key directors also served on boards rated D or F by The Corporate Library:
1)	Mr. Warner, our Audit Committee Chairman, served on the Anheuser-Busch (BUD) board rated D.
2)	Mr. Larsen, our Lead Director, served on the Xerox (XRX) board rated D.
3)	Mr. Gonzales, our Nomination Committee Chairman, served on the Home Depot (HD) board rated F.
•

Mr. Nunn and Mr. Larsen are designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense, which is now required.

“The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

“Separate the roles of CEO and Chairman

“Yes on 4”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 5 – Eliminate Dividend Equivalents

The IUE-CWA Pension Fund, 501 Third Street, N.W., Washington, DC 20001, has notified us that its representative, Tony Daley, intends to present the following proposal at this year’s meeting:

“RESOLVED, that the shareowners request that the Board of Directors of General Electric (“Company”) adopt a policy that the Company will no longer pay dividends or equivalent payments to senior executives of the Company for shares they do not own.

“The 2006 Compensation Committee Report discloses that the senior executives of the Company have received millions of dollars of “dividend-equivalent payments” on grants of equity compensation that they do not own. These are shares that the executives may never earn if the Company fails to meet certain performance targets.

“According to one report, CEO Jeffrey Immelt “received more that $1 million last year in dividends on unearned restricted and performance shares” (Wall Street Journal, May 4, 2006). In this context, the 2006 proxy statement discloses that Mr. Immelt had a total of 1.3 million units of restricted stock and performance shares as of December 31, 2005, which would amount to $1.3 million in “dividend-equivalent payments,” an amount equal to 40% of his 2005 salary of $3,225,000, if such payments had been made on all the units for all of 2005.

“The report of the Compensation Committee declares, “we have compensated the CEO with [Performance Share Units] … because we believe that the CEO’s equity-based compensation should be focused entirely on incentives for performance and alignment with investors.” It adds that the performance share units “will convert into shares of GE stock at the end of the five-year performance period only if the specified performance objectives have been achieved.”

“In our view, it is a blatant contradiction of the principle of pay for performance to give the CEO and other senior executives million of dollars in “dividends” over periods of up to five years for stock that they do not own now, and may fail to earn in the future.

If the purpose of a grant of performance shares is to make compensation contingent on the achievement of specified performance objectives, as the Compensation Committee has said, we submit that no “dividends” should be paid on those shares until an executive has actually earned full ownership rights.

“In this context, there are at least two options. According to the Wall Street Journal report noted above, Pepsico, Sara Lee, and DuPont “withhold the payment of the accumulated dividends until an executive earns the shares.” It adds that other leading companies, such as Intel and Microsoft, “never pay dividends” before full ownership rights have been earned.

“Contingent pay should be truly contingent. Payment of dividends on shares not yet awarded violates the philosophy of contingent or performance-based pay.

We urge shareholders to vote for this proposal.”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 6 – Report on Charitable Contributions

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, has notified us that its representative, Peter Flaherty, intends to present the following proposal at this year’s meeting:

“Resolved: The shareholders request that the Company provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;
2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;
3.	Rationale for each of the charitable contributions.

“To the extent reasonable and permissible, the report may include the type of information requested above for the GE Foundation. According to the Company website, giving by the GE Foundation totaled $71 million in 2005.

“This report may be posted on the company’s website to reduce costs to shareholders.

“GE assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

“Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

“Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially for controversial causes.

“Details of contributions only sometimes become known when publicized by recipients. For instance, Company sponsorship of two Rainbow/PUSH conferences in 2006 were disclosed in the conference programs.”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 7 – Global Warming Report

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, has notified us that its representatives, Steven J. Milloy or Thomas J. Borelli, intend to present the following proposal at this year’s meeting:

“Resolved: The shareholders request that the Board of directors prepare by October 2007, at reasonable expense and omitting proprietary information, a global warming report. The report may discuss:

1.	Specific scientific data and studies relied on to formulate GE’s climates policy.
2.	Extent to which GE believes human activity will significantly alter global climate, whether such change is necessarily undesirable and whether a cost-effective strategy for mitigating any undesirable change is practical.
3.	Estimate of costs and benefits to GE of its climate policy.

“Supporting Statement:

“In May 2005, GE announces its “Ecomagination” marketing initiative – a “strategy to respond to the needs of GE customers for technological solutions to environmental regulatory requirements.” We support GE’s effort to sell cost-effective, fuel-efficient technology that benefits customers and the economy, and meets regulatory requirements. That is good business.

“But we believe that GE has gone beyond the bounds of simply helping customers to meet existing regulatory requirement. GE is working to impose new, more stringent government regulations that will raise energy costs and reduce energy availability without providing significant, or even measurable, environmental benefits. In particular, GE is lobbying lawmakers, and even supporting politicized activists in hopes of enacting greenhouse gas laws similar to the Kyoto Protocol.

“We are concerned that GE’s lobbying for stringent global warming regulation will adversely impact: (1) GE’s customers and shareowners; (2) the customers and shareowners of other businesses; (3) consumers, particularly GE retirees and others on fixed incomes; and (4) the economy.

“GE’s business prospects ought not depend on government-mandated interest in certain of its products. Rather, GE’s success depends on free markets and a healthy, growing global economy. Stifled economic growth or a downturn – which could be brought on or exacerbates by global warming regulation – will likely adversely impact GE, as the company acknowledged in its 2005 annual report.

“So-called “regulatory certainty” – the notion that business planning is facilitated by a certain regulatory environment - is an invalid argument for seeking costly global warming regulation since the only certainty is that the regulations will likely only become more stringent and expensive. GE will not be able to dictate events once the regulatory regime it advocates is enacted.

“We are simply asking GE to disclose to shareholders whether its lobbying for global warming restrictions is based on a due diligence-type review and analysis of pertinent facts or perhaps has its roots in appeasement of anti-business environmental activists or public relations.

“If GE can find willing buyers for Ecomagination products, that’s good business. But GE’s lobbying to enact laws and regulations that would potentially raise energy prices, harm the economy and adversely impact GE – without conducting the appropriate due diligence – is bad business.

“GE founder Thomas Edison once said, “I find out what the world needs, then I proceed to invent.” Is junk science-based global warming regulation what the world needs?”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

•	Shareowner Proposal No. 8 – Report on Pay Differential

William J. Freeda, 58 Ruth Court, Wantagh, NY 11793, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“Resolved: The Shareowners request that the Board of Directors establish an independent committee to prepare a report to shareowners that: 1) quantifies the differentials between the pay of General Electric’s senior executives and the lowest paid 10% of current company employees that are employed a) in the U.S. and b) in non-U.S. locations; 2) consider the costs and benefits that result from these differentials.

“While the existing pay differential between top executives and the average U.S. employee at GE may be extremely high, it is even higher for many non-U.S. employees. In our view, pay differentials of this high magnitude must have the effect of lowering employee morale and productivity.

“A 1992 study by Cowherd and Levine in Administrative Science Quarterly found, in addition, that pay differentials between managers and blue collar workers tend to reduce product quality. A 1988 study by Stanford professor Charles O. Reilly and others in Administrative Science Quarterly found that a disparity between the CEO’s pay and that of lower level managers was associated with higher turnover in management personnel. In addition, former Harvard University President Derek Bok has argued that the large executive pay packages can weaken organizational loyalties (The Cost of Talent, 1993).

“In the mid-1980’s, management guru Peter Drucker argued that no CEO should earn more than 20 times the company’s lowest-paid employee. (Business Week, May 6, 2002). Drucker believed that the growing differential between CEO and worker pay would damage company cultures and employee productivity.

“Finally, according to the 2005 Annual Report, the current unfunded liability at year-end 2005 for the SPP exceeded $3.5 billion. This unfunded liability must inevitably have a depressive impact on earnings per share at some point (Business Week, June 23, 2006).

“GE has a Supplementary Pension Plan (SPP) to provide retirement benefits for executives that exceed IRS limitation on the benefits that can be paid from tax-qualified pension plans. We believe that the supplementary retirement benefits paid to top GE executives have undesirable costs, because they are excessive in amount, damage employee morale, and tend to depress earnings per share.

“In this context, the SPP pays up to 70% of an executive’s average annual compensation based on his or her highest consecutive months of compensation. Moreover, the percentage of pay that is replaced is considerably higher for those in the SPP than for non-executive employees who are not. This feature has the effect of perpetuating the great disparities in compensation that now exist between the current senior executives of GE and the active lower-level employees far into their retirement years.

“If you agree that it would be prudent for the Board to produce this report and share it with shareowners, please vote YES to this proposal.”

Our Board of Directors recommends a vote AGAINST this proposal.

[Board response to be included in Definitive Proxy Statement]

Additional Information

•	Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareowner proposals must be received at our principal executive offices no later than the close of business on October __, 2007. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on January     , 2008, and advise shareowners in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on January     , 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828, and must otherwise comply with the requirements of the advance notice bylaw that we expect to adopt if shareowners approve the amendment to GE’s certificate of incorporation adopting majority voting in non-contested director elections. Following adoption of this bylaw amendment, any nominations for directors also must be received by the foregoing date and must otherwise satisfy the bylaw requirements.

•	Voting Securities

Shareowners of record at the close of business on February 26, 2007 will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which              shares were outstanding on February 1, 2007. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

• Vote Required for Election and Approval

The 16 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected, subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. The proposed amendment to the company’s certificate of incorporation requiring majority vote for the election of directors in non-contested elections requires for approval the favorable vote of a majority of shares outstanding as of the record date and entitled to vote thereon at the 2007 Annual Meeting. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy, provided that New York Stock Exchange rules require also that at least a majority of outstanding shares vote for approval of the GE 2007 Long-Term Incentive Plan. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect on the outcome of matters to be voted on at the meeting, other than with respect to the proposed amendment to the certificate of incorporation. Abstentions and broker non-votes, if any, will have the same effect as votes “against” the proposed amendment to the certificate of incorporation.

•	Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent auditor; (3) for the approval of majority voting for the election of directors in non-contested elections; (4) for the approval of the GE 2007 Long-Term Incentive Plan; (5) for the approval of material terms of senior officer performance goals; and (6) against the shareowner proposals described in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Pursuant to SEC rules, shares represented by valid proxies will also be voted against the following proposal that we have received from a shareowner who submitted the proposal too late for inclusion in the proxy statement but has given us notice that he intends to present it at the annual meeting. This proposal requests that the company “dispose of its fleet of corporate jets” because, among other reasons, the “use of corporate jets is a most expensive and fuel-inefficient method of travel.”

Except for shareowner proposals properly omitted from the proxy statement under SEC rules, the Board knows of no other matters which may be presented to the meeting.

•	Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2006 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires GE’s directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the Securities and Exchange Commission. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2006, one transaction involving Philip D. Ameen, a vice president, was not timely reported on Form 4.

•	Shareowners of Record Requesting Copies of 2006 Annual Report

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2006 annual report to that account by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402, or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. In addition, participants in GE’s Savings and Security Program may request copies of our 2006 annual report by calling GE’s Transaction Processing Center at (800) 432-4313.

•	Delivery of Documents to Shareowners Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of GE stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2006 annual report to multiple shareowners who share an address unless that nominee has received contrary instructions from one or more of the shareowners. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. A shareowner who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402, or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2006 annual report may be viewed online at                      and                     , respectively. If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

GE Annual Meeting of Shareowners

10:00 a.m., April 25, 2007

Palmetto Expo Center

One Exposition Avenue

Greenville, SC 29607

Advance Registration

In accordance with GE’s security procedures, an admission card will be required to enter the GE annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•

If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.

•

If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services

P.O. Box 3711

Albany, NY 12203

Please include the following information:

•	Your name and complete mailing address

•	The name(s) of any family members who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual

•	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at www.ge.com/investor or call GE Shareowner Services at 1-800-STOCK-GE. If you are outside the U.S., you can call GE Shareowner Services at (212) 815-3700.

Attendance at GE’s 2007 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

Proxy Form

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2007 Annual Meeting of Shareowners, April 25, 2007.

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Jeffrey R. Immelt and Brackett B. Denniston III, or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2007 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash; (02) Sir William M. Castell; (03) Ann M. Fudge; (04) Claudio X. Gonzalez; (05) Susan Hockfield; (06) Jeffrey R. Immelt; (07) Andrea Jung; (08) Alan G. (A.G.) Lafley; (09) Robert W. Lane; (10) Ralph S. Larsen; (11) Rochelle B. Lazarus; (12) Sam Nunn; (13) Roger S. Penske; (14) Robert J. Swieringa; (15) Douglas A. Warner III; and (16) Robert C. Wright.

FOR PARTICIPANTS IN GE’S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner’s S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS FORM IS NOT RECEIVED ON OR BEFORE APRIL 23, 2007, shares held in the shareowner’s S&SP account will be voted in accordance with the recommendations of GE’s Board of Directors.

INSPECTORS OF ELECTION
P.O. BOX 1138
NEWARK, N.J. 07101-9758

COMMENTS

☐	ê DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE ê

The Board of Directors recommends a vote “FOR” proposals A, B, C, D and E.					The Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 8:								Proxy Form
A. Election of Directors						FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	SHAREOWNER SERVICES
FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS ☐			1. Cumulative Voting	☐	☐	☐	7. Global Warming Report	☐	☐	☐	If you consent to use GE’s internet site to receive all future Annual Reports & Proxy Statements (Electronic Distribution), please mark this box.
					2. Curb Over-Extended Directors	☐	☐	☐	8. Report on Pay Differential	☐	☐	☐
☐
Exceptions INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided above.					3. One Director from the Rank of Retirees	☐	☐	☐
To include any comments, please mark this box and use space on reverse side.
					4. Independent Board Chairman	☐	☐	☐
		FOR	AGAINST	ABSTAIN									☐
B. Ratification of KPMG		☐	☐	☐	5. Eliminate Dividend Equivalents	☐	☐	☐
C. Adoption of majority voting for directors		☐	☐	☐									To change your address, please mark this box and correct below.
D. Approval of 2007 Long Term Incentive Plan		☐	☐	☐	6. Report on Charitable Contributions	☐	☐	☐					☐
E. Approval of material terms of executive officer performance goals		☐	☐	☐

SCAN LINE

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date	Shareowner sign here		Co-Owner sign here